Exhibit 99.2
VOYAGER LEARNING COMPANY
RECONCILIATION OF NET LOSS TO LOSS BEFORE INTEREST, OTHER INCOME (EXPENSE),
INCOME TAXES AND DEPRECIATION AND AMORTIAZTION (EBITDA)
(in thousands)

	Three Months Ended
	March 31, 2009	March 31, 2008

Net loss	$(5,419)	$(24,632)
Income tax benefit	(321)	—
Other expense (income), net	(1,268)	(793)
Interest expense (income), net	365	(386)

Loss before interest, other income (expense), and income taxes	(6,643)	(25,811)

Depreciation and amortization	4,926	5,435

Loss before interest, other income (expense), income taxes and depreciation and amortization (EBITDA)	$(1,717)	$(20,376)